CODE OF ETHICS

FOR

CHIEF EXECUTIVE AND SENIOR FINANCIAL OFFICERS

OF

BLACKROCK LIQUIDITY FUNDS

AS ADOPTED BY THE BOARD OF TRUSTEES

September 2003

BlackRock Liquidity Funds (the “Trust”) is committed to conducting business in accordance with applicable laws, rules and regulations and the highest standards of business ethics, and to full and accurate disclosure — financial and otherwise — in compliance with applicable law. This Code of Ethics, applicable to the Trust’s Chief Executive Officer (the President) and Chief Financial Officer (the Treasurer) (or persons performing similar functions) (together, “Senior Officers”), sets forth policies to guide you in the performance of your duties and is for the purpose of promoting:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that the Trust files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Trust;

•	compliance with applicable laws and governmental rules and regulations;

•	the prompt internal reporting of violations of the Code of Ethics to an appropriate person or persons identified in this Code; and

•	accountability for adherence to this Code.

As a Senior Officer, you must comply with applicable law. You also have a responsibility to conduct yourself in an honest and ethical manner. You have leadership responsibilities that include creating a culture of high ethical standards and a commitment to compliance, maintaining a work environment that encourages the internal reporting of compliance concerns and promptly addressing compliance concerns.

This Code of Ethics recognizes that the Senior Officers are subject to certain conflicts of interest inherent in the operation of investment companies, because, among other reasons, the Senior Officers currently or may in the future serve as officers or employees of the Trust’s investment advisor (the “Advisor”) and/or affiliates of the Trust’s investment advisor (collectively, “BlackRock”) and as officers or trustees/directors of other registered investment companies and unregistered investment funds advised by BlackRock. This Code of Ethics also recognizes that certain laws and regulations applicable to, and certain policies and procedures adopted by, the Trust or BlackRock govern your conduct in connection with many of the conflict of interest situations that arise in connection with the operations of the Trust, including:

•	the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder by the Securities and Exchange Commission (the “1940 Act”);

•	the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder by the Securities and Exchange Commission (the “Advisers Act”);

•	the Code of Ethics adopted by the Trust pursuant to Rule 17j-1(c) under the 1940 Act (the “Trust’s 1940 Act Code of Ethics”);

•	one or more codes of ethics adopted by BlackRock that have been reviewed and approved by those trustees (the “Trustees”) of the Trust that are not “interested persons” of the Trust (the “Independent Trustees”) within the meaning of the 1940 Act (“BlackRock’s 1940 Act Code of Ethics” and, together with the Trust’s 1940 Act Code of Ethics, the “1940 Act Codes of Ethics”);

•	the policies and procedures adopted by the Trust to address conflict of interest situations, such as procedures under Rule 10f-3 and Rule 17a-7 under the 1940 Act (collectively, the “Trust Policies”); and

•	BlackRock 's general policies and procedures to address, among other things, conflict of interest situations and related matters (collectively, the “BlackRock Policies”).

The provisions of the 1940 Act, the Advisers Act, the 1940 Act Codes of Ethics, the Trust Policies and the BlackRock Policies are referred to herein collectively as the “Additional Conflict Rules.”

This Code of Ethics is different from, and is intended to supplement, the Additional Conflict Rules. Accordingly, a violation of the Additional Conflict Rules by a Senior Officer is hereby deemed not to be a violation of this Code of Ethics, unless and until the Independent Trustees shall determine that any such violation of the Additional Conflict Rules is also a violation of this Code of Ethics.

Senior Officers Should Act Honestly and Candidly

Each Senior Officer has a responsibility to the Trust to act with integrity. Integrity requires, among other things, being honest and candid. Deceit and subordination of principle are inconsistent with integrity.

Each Senior Officer must:

•	act with integrity, including being honest and candid while still maintaining the confidentiality of information where required by law or the Additional Conflict Rules;

•	comply with the laws, rules and regulations that govern the conduct of the Trust’s operations and report any suspected violations thereof in accordance with the section below entitled “Compliance With Code Of Ethics”; and

•	adhere to a high standard of business ethics.

Conflicts Of Interest

A conflict of interest for the purpose of this Code of Ethics occurs when your private interests, or those of your family members, interfere in any way, or even appear to interfere, with the interests of the Trust.

Senior Officers are expected to use objective and unbiased standards when making decisions that affect the Trust, keeping in mind that Senior Officers are subject to certain inherent conflicts of interest because Senior Officers of a Trust, or a member of a Senior Officer’s family, also are or may be officers of BlackRock and other funds advised or serviced by BlackRock (as a result of which it is incumbent upon you to be familiar with and to seek to comply with the Additional Conflict Rules).

You are required to conduct the business of the Trust in an honest and ethical manner, including the ethical handling of actual or apparent conflicts of interest between personal and business relationships. When making any investment, accepting any position or benefits, participating in any transaction or business arrangement or otherwise acting in a manner that creates or appears to create a conflict of interest with respect to the Trust where you are receiving a personal benefit, you should act in accordance with the letter and spirit of this Code of Ethics.

If you are in doubt as to the application or interpretation of this Code of Ethics to you as a Senior Officer of the Trust, you should make full disclosure of all relevant facts and circumstances to the general counsel of BlackRock (the “General Counsel”) and obtain the prior approval of the General Counsel prior to taking action.

Each Senior Officer must:

•	avoid conflicts of interest wherever possible;

•	handle any actual or apparent conflict of interest ethically;

•	not use his or her personal influence or personal relationships to influence investment decisions or financial reporting by the Trust whereby the Senior Officer would benefit personally to the detriment of the Trust;

•	not cause the Trust to take action, or fail to take action, for the personal benefit of the Senior Officer rather than the benefit of the Trust;

•	not use material non-public knowledge of portfolio transactions made or contemplated for the Trust to trade personally or cause others to trade personally in contemplation of the market effect of such transactions; and

•	report at least annually affiliations or other relationships with the Trust, the Advisor or the distributor, including any related conflict of interest.

Some conflict of interest situations that should always be approved by the General Counsel, if material, include the following:

•	the receipt of any entertainment or non-nominal gift by the Senior Officer, or a member of his or her family, from any company with which the Trust has current or prospective business dealings (other than BlackRock), unless such entertainment or gift is business related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

•	any ownership interest in, or any consulting or employment relationship with, any of the Trust’s service providers, other than BlackRock; or

•	a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Trust for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Senior Officer's employment by BlackRock, such as compensation or equity ownership.

Disclosures

It is the policy of the Trust to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and documents that the Trust files with, or submits to, the Securities and Exchange Commission and in all other public communications made by the Trust. As a Senior Officer, you are required to promote compliance with this policy and to abide by the Trust’s standards, policies and procedures designed to promote compliance with this policy.

Each Senior Officer must:

•	familiarize himself or herself with the disclosure requirements applicable to the Trust as well as the business and financial operations of the Trust; and

•	not knowingly misrepresent, or cause others to misrepresent, facts about the Trust to others, including to the Trustees, the Trust’s independent auditors, the Trust’s counsel, counsel to the Independent Trustees, governmental regulators or self-regulatory organizations.

Compliance

It is the Trust’s policy to comply with all applicable governmental laws, rules and regulations. It is the personal responsibility of each Senior Officer to adhere to the standards and restrictions imposed by those laws, rules and regulations, including those relating to affiliated transactions, accounting and auditing matters.

Reporting Violations

If you know of or suspect a violation of this Code of Ethics or other laws, regulations, policies or procedures applicable to the Trust, you must report that information on a timely basis to the General Counsel or report it anonymously by following the “whistle blower” policies adopted by the Trust from time to time. No one will be subject to retaliation because of a good faith report of a suspected violation.

The Trust will follow these procedures in investigating and enforcing this Code of Ethics, and in reporting on this Code of Ethics:

•	the General Counsel will take all appropriate action to investigate any actual or potential violations reported to him or her;

•	violations and potential violations will be reported to the Independent Trustees after such investigation;

•	if the Independent Trustees determine that a violation has occurred, they will take all appropriate disciplinary or preventive action; and

•	appropriate disciplinary or preventive action may include a letter of censure, suspension, dismissal or, in the event of criminal or other serious violations of

•	law, notification of the Securities and Exchange Commission or other appropriate law enforcement authorities.

Senior Officers must make this Code of Ethics known to persons who might know of potential conflicts of interest, including any “whistle blower” policies that the Trust may adopt from time to time.

Accountability

Each Senior Officer must:

•	upon receipt of the Code of Ethics, sign and submit to the Board an acknowledgement stating that he or she has received, read and understands the Code on the certification attached hereto as Appendix A.

•	annually thereafter affirm to the Board that he or she has complied with the requirements of the Code and reported any violations of the Code on the certification attached hereto as Appendix A.

Waivers of Code of Ethics

Except as otherwise provided in this Code of Ethics, the General Counsel is responsible for applying this Code of Ethics to specific situations in which questions are presented to the General Counsel and has the authority to interpret this Code of Ethics in any particular situation. The General Counsel shall take all action he or she considers appropriate to investigate any actual or potential violations reported under this Code of Ethics.

The General Counsel is authorized to consult, as appropriate, with the Chairman of the Board and with counsel to the Trust, BlackRock or the Independent Trustees, and is encouraged to do so.

The Independent Trustees are responsible for granting waivers, implicit or otherwise, of this Code of Ethics, as appropriate. Any changes to or waivers of this Code of Ethics will, to the extent required, be disclosed on Form N-CSR as provided by Securities and Exchange Commission rules.

A waiver is the approval of a material departure from a provision of this Code. An implicit waiver is the Trust’s failure to take action within a reasonable period of time regarding a material departure from a provision of this Code that has been made known to the General Counsel of the Trust.

Recordkeeping

The Trust will maintain and preserve for a period of not less than six (6) years from the date an action is taken, the first two (2) years in an easily accessible place, a copy of the information or materials supplied to the Independent Trustees:

•	that provided the basis for any amendment or waiver to this Code of Ethics; and

•	relating to any violation of this Code of Ethics and sanctions imposed for such violation, together with a written record of the approval or action taken by the Independent Trustees.

Confidentiality

All reports and records prepared or maintained pursuant to this Code of Ethics shall be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code of Ethics, such matters shall not be disclosed to anyone other than the Independent Trustees and their counsel, the Trust and its counsel, BlackRock and its counsel and any other advisors, consultants or counsel retained by the Trustees, the Independent Trustees or any committee of the Trustees.

Amendments

This Code of Ethics, other than Exhibit A, may not be amended except in written form, which is specifically approved by a majority vote of the Trustees, including a majority of the Independent Trustees.

No Rights Created

This Code of Ethics is a statement of certain fundamental principles, policies and procedures that govern each of the Senior Officers in the conduct of the Trust's business. It is not intended to and does not create any rights in any employee, investor, supplier, competitor, shareholder or any other person or entity.

Appendix A

BLACKROCK LIQUIDITY FUNDS

Certification and Acknowledgement of Receipt of Code of Ehtics

I acknowledge and certify that I have received a copy of the Code of Ethics for the Chief Executive Officer (President) and Chief Financial Officer (the Treasurer) of BlackRock Liquidity Funds (the “Code”). I understand and agree that it is my responsibility to read and familiarize myself with the policies and procedures contained in the Code and to abide by those policies and procedures.

I acknowledge my commitment to comply with the Code.

Applicable next year:

I acknowledge that I complied with the Code for the one-year period ended __________.

I acknowledge that I reported all violations of this Code of Ethics for the one-year period ended ___________ of which I am aware.

(Please submit on a separate piece of paper, exceptions to these acknowledgements.)

Officer Name (Please Print)	Officer Signature

Date